Exhibit 99.1

PagerDuty Appoints Shelley Webb as New Senior Vice President, General Counsel

SAN FRANCISCO – March 30, 2022 – PagerDuty, Inc. (NYSE:PD), a leader in digital operations management, today announced that Shelley Webb will join the company as Senior Vice President, Legal, General Counsel on April 25, 2022.

With broad and deep leadership experience in legal and policy strategy across a range of areas including litigation, antitrust, intellectual property, security, contracts, M&A, and regulatory, Webb is highly regarded for driving impactful business results and negotiating with top customers and strategic partners. She will report directly to Chairperson and CEO Jennifer Tejada.

Stacey Giamalis, current Senior Vice President, Legal, General Counsel and Corporate Secretary of PagerDuty is leaving the company on May 6, 2022. Giamalis will partner with Webb to ensure a smooth transition of responsibilities.

“As we enter the new fiscal year with tremendous momentum, PagerDuty is well-positioned for continued growth and scale,” said Jennifer Tejada, Chairperson and CEO, PagerDuty. “Shelley’s experience aligning strategy and policy, and ensuring compliance around security and privacy for customers, position her well to support our mission to revolutionize operations and to align our interests with our stakeholders. She builds on the strong foundation put in place by Stacey, who has been a valued partner and executive team member at PagerDuty. We appreciate her many contributions to our business and wish her well in her future endeavors.”

“The PagerDuty culture, how it keeps the customer at the center of all activities, and its strong leadership team operating with high integrity immediately drew me in,” said Webb. “I am excited to help PagerDuty continue to innovate and address business-critical challenges for its global customers.”

Webb joins PagerDuty following eight years at Intel, where most recently she was a Vice President & Group General Counsel, serving as the lead attorney for Intel’s $40B/year PC business, its largest business unit, and overseeing global operations for Intel’s Legal Department. Before Intel, Webb spent nearly seven years as a litigator at Williams & Connolly where she represented clients in a diverse range of litigation matters.

About PagerDuty, Inc.

PagerDuty, Inc. (NYSE:PD) is a leader in digital operations management. In an always-on world, organizations of all sizes trust PagerDuty to help them deliver a better digital experience to their customers, every time. Teams use PagerDuty to identify issues and opportunities in real time and bring together the right people to fix problems faster and prevent them in the future. Notable customers include Cisco, Genentech, Electronic Arts, Cox Automotive, Shopify, Zoom, DoorDash and more. To learn more and try PagerDuty for free, visit www.pagerduty.com. Follow our blog and connect with us on Twitter, LinkedIn, YouTube and Facebook. We’re also hiring, visit https://www.pagerduty.com/careers/ to learn more.